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EXHIBIT 99.1

COMMERCIAL BANKSHARES, INC. REPORTS
EARNINGS FOR 2006 AND THE FOURTH QUARTER

Miami-based Commercial Bankshares, Inc., (Nasdaq: CLBK), parent of Commercial Bank of Florida, today reported 2006 earnings of $12.6 million, a 4% increase over 2005 earnings of $12.1 million. Diluted earnings per share were $2.00 for 2006, as compared to $1.93 for 2005. The 2006 earnings represent a 1.20% return on average assets and a 14.77% return on average equity.

Results for the fourth quarter of 2006 showed earnings of $3.2 million, a 3% increase over fourth quarter 2005 earnings of $3.1 million. Diluted earnings per share were $.51 for the fourth quarter of 2006, as compared to $.50 for the same period in 2005. The fourth quarter 2006 earnings represent a 1.20% annualized return on average assets and a 14.27% annualized return on average equity.

The Company showed exceptional loan growth of 20%, closing the year with a net balance of $605 million as compared to $503 million for 2005. The allowance for loan losses closed the year at $6.0 million, or 1.00% of total loans. Asset quality continued to be stellar, as credit management and stringent underwriting remained a primary focus. There were no non-performing assets as of December 31, 2006.

Total assets closed the year at $1.04 billion, as compared to $1.03 billion for year-end 2005. Total deposits closed the year at $841 million, as compared to $846 million one year ago. The flat deposit condition was attributable to the intense competition for deposits in the South Florida market. Capital remained strong, with leverage capital, tier 1 risk-based capital and total risk-based capital ratios of 8.4%, 12.6% and 13.8%, respectively, at December 31, 2006.

“We are pleased with the superb loan growth achieved in 2006,” said Joseph W. Armaly, Chairman and Chief Executive Officer. “Going forward, we face the continuing challenge of attracting new deposits in our dynamic yet very competitive market area without negatively impacting our net interest margin. We will meet this challenge by marketing to our niche of customers for whom outstanding personal service is an essential part of the banking experience.”

Dividends declared in 2006 increased 14% to $.81, as compared to $.71 one year ago. The increased dividend is supported by the Company’s strong capital position and solid earnings.

Tax-equivalent net interest income rose 5% in 2006 to $36.1 million from $34.5 million in 2005. The increase is the result of growth in average earning assets, which increased 10% to $1.0 billion for 2006 as compared to $911 million for 2005, partially offset by a lower net interest yield. The tax-equivalent net interest yield for 2006 was 3.60%, as compared to 3.79% for 2005. The decrease in yield is the result of the Bank’s interest expense on deposits continuing to rise at a rate faster than interest income. Net interest income for the fourth quarter increased 3% to $9.01 million, from $8.79 million for the same period in 2005. Fourth quarter tax-equivalent net interest yield was 3.51% as compared to 3.62% for the same period in 2005.

COMMERCIAL BANKSHARES, INC.
Selected Financial Data
(Dollars in thousands except share information)
(Unaudited)

	For the Quarter Ended Dec. 31,		For the Twelve Months Ended Dec. 31,

Financial Highlights:	2006	2005	2006	2005
Net income	$3,191	$3,114	$12,560	$12,126
Net interest income	$8,759	$8,524	$35,049	$33,433
Net interest income (FTE)(1)	$9,012	$8,785	$36,077	$34,532
Earnings per common share:
Basic	$.53	$.52	$2.08	$2.03
Diluted	$.51	$.50	$2.00	$1.93
Return on average assets	1.20%	1.22%	1.20%	1.27%
Return on average equity	14.27%	15.44%	14.77%	15.53%
Net interest yield (FTE)(1)	3.51%	3.62%	3.60%	3.79%
Non-interest income	$641	$552	$2,924	$2,502
Security gains, net	$0	$0	$423	$0
Non-interest expense	$4,815	$3,944	$18,680	$16,962
Provision for loan losses	$80	$440	$625	$610
Net charge-offs (recoveries)	$3	$(1)	$26	$(41)
Weighted average shares:
Basic	6,059	6,004	6,048	5,983
Diluted	6,299	6,274	6,289	6,277
(1) Calculated on a fully tax-equivalent basis

Selected Balance Sheet Data:	12/31/2006	12/31/2005
Assets	$1,035,361	$1,032,720
Investment securities avail. for sale	$230,727	$261,562
Investment securities held to maturity	$148,957	$150,026
Loans, net	$604,896	$503,419
Deposits	$841,234	$846,088
Stockholders’ equity	$90,227	$81,533
Capital ratios:
Leverage	8.44%	7.62%
Tier 1	12.63%	12.84%
Tier 2	13.84%	14.11%
Book value per common share	$14.89	$13.58
Shares outstanding	6,060	6,004

Asset Quality:
Allowance for loan losses	$6,001	$5,401
Non-performing assets	$-	$-
Allowance/total loans	1.00%	1.06%
Allowance/non-performing assets	n/a	n/a
Non-performing assets/assets	0%	0%

Quarterly Averages:
Earning assets	$1,018,633	$961,591
Loans	$599,501	$492,084
Deposits	$849,572	$838,549
Stockholders’ equity	$88,689	$79,999

Commercial Bankshares, Inc. is the parent company of Commercial Bank of Florida, a state-chartered, FDIC-insured Federal Reserve member bank with $1.0 billion in assets. The Bank operates 14 branches in Miami-Dade and Broward Counties, Florida. The Company's stock is traded on NASDAQ under the symbol CLBK. The Bank’s web site is www.commercialbankfl.com

Statements contained in this release, which are not historical facts, may be considered forward-looking statements as defined in the Private Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include without limitation the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, changes in the interest rates, the effects of competition, and other factors that could cause actual results to differ materially as discussed further in documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact:	Barbara E. Reed, Executive Vice President and CFO
Commercial Bankshares, Inc. (305) 267-1200